EXHIBIT 5

OPINION OF KEATING, MUETHING & KLEKAMP, P.L.L.

F. Mark Reuter
Direct Dial:  (513) 579-6469
Facsimile:  (513) 579-6457
Email:   MReuter@kmklaw.com

November 26, 2008

Meridian Bioscience, Inc.
3471 River Hills Drive
Cincinnati, Ohio   45244

Ladies and Gentlemen:

This firm is general counsel to Meridian Bioscience, Inc. and as such, we are familiar with Meridian's Articles of Incorporation, Code of Regulations and corporate proceedings generally.  We have reviewed the corporate records as to the 2004 Equity Compensation Plan as Amended and Restated through January 22, 2008 (the “Plan”), pursuant to which shares of Common Stock may be issued.  Based solely upon such examination, we are of the opinion that Meridian has taken all necessary and required corporate actions in connection with the proposed issuance of up to an additional 1,537,500 shares of Common Stock pursuant to the Plan, and the Common Stock, when issued, delivered and paid for under the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of Meridian free of any claim of pre-emptive rights.

We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, KEATING MUETHING & KLEKAMP PLL

By:	/s/ F. Mark Reuter
F. Mark Reuter